UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Cardiff Oncology, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cardiff Oncology, Inc.

Supplement to the Proxy Statement

For the Annual Meeting of Stockholders

To be Held on June 20, 2024

This proxy statement supplement, dated June 17, 2024 (the “Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of the Board of Directors of Cardiff Oncology, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on April 25, 2024 relating to the annual meeting of stockholders of the Company to be held on Thursday, June 20, 2024 at 9:00 a.m., local time, at the Company's offices located at 11055 Flintkote Ave., San Diego, CA 92121. The purpose of this Supplement is to provide additional information with respect to Proposal 3 in the Proxy Statement. Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the proxy statement, the information in this Supplement applies.

As previously disclosed on June 3, 2024, the Board of Directors of the Company adopted resolutions to rescind stock options exercisable for an aggregate 1,697,712 shares of common stock that were granted on March 7, 2024 that were made in reliance on the 2022 amendment to the 2021 Equity Incentive Plan and approved replacement grants with terms identical to the stock options rescinded.  The replacement grants will be effective only upon stockholder approval of Proposal 3.

We describe in the following table the replacement grants which have been granted and will be effective only upon stockholder approval of Proposal 3.

Name and Position	Options

Mark Erlander, CEO	510,000
James Levine, CFO	205,008
Fairooz Kabbinavar, CMO	205,008
Tod Smeal, CSO	205,008
Employees	572,688

All of the options granted have a grant date of May 30, 2024, an exercise price of $3.51 per share and expire on March 7, 2034. 25% of the options granted vest on March 7, 2025 and the remaining shares vest in 36 equal monthly installment thereafter, subject to the continued service of the option holder.

Any proxies submitted by stockholders before the date of this Supplement will be voted as instructed on those proxies, unless a stockholder changes his or her vote by submitting a later dated proxy. Stockholders should follow the instructions described in the Proxy Statement regarding how to submit proxies or vote at the Annual Meeting.